Exhibit 10.13
CAPITAL TEMPFUNDS
DIVISION OF CAPITAL BUSINESS CREDIT LLC
1799 West Oakland Park Boulevard
Ft. Lauderdale, Florida 33311
November 13, 2007
Command Center, Inc.
3773 West Fifth Avenue
Post Falls, Idaho 83854
Ladies and Gentlemen:
     Reference is made to the Loan and Security Agreement entered into between you (“Borrower”) and Capital TempFunds, division of Capital Business Credit LLC, f/k/a Capital Factors LLC (“Capital), dated April 7, 2006, as amended by the terms of that certain First Amendment to Loan and Security Agreement dated as of July 24, 2006 as further amended by the terms of that certain Second Amendment to Loan and Security Agreement dated as of August 22, 2006, as further amended by the terms of that certain Third Amendment to Loan and Security Agreement dated as of November 29, 2006, as further amended by the terms of that certain Fourth Amendment to Loan and Security Agreement dated as of April 2, 2007 as may have been further amended by the terms of that certain Fifth Amendment to Loan and Security Agreement dated as of July 18, 2007 as may have been further amended from time to time (as amended, the “Agreement”) and
     WHEREAS the Borrower has requested and Capital has agreed to amend certain provisions of the Agreement and waive certain Specified Events of Default:
     NOW, THEREFORE, It is hereby agreed as follows:
     1. The over formula accommodation of up to five percent (5%) of Acceptable Accounts shall continue through November 19, 2007,
     2. Capital does hereby waive the Events of Default under the Agreement as a result of the Borrower’s failure to meet the financial covenants set forth in items 32(a), (b), (c), and (d) to Exhibit B (collectively, the “Specified Events of Default”) for the period ending September 28, 2007; provided, however, that such waiver by Capital shall relate solely to the Specified Events of Default for the period indicated and shall in no way prevent Capital from exercising its remedies related to any default occurring on any day other than as set forth above (whether related to the sections of the Loan Agreement listed above or otherwise); provided, further, that this waiver shall become effective and binding on the parties hereto immediately upon the execution and delivery hereof. Capital’s waiver hereunder does not and shall not create any obligation of Capital to consider or agree to any further waivers.
     3. The Fidelity Guarantor, Glenn Welstad (“Guarantor”), by signing below, consents to the terms of this Sixth Amendatory Agreement to Loan and Security Agreement, reaffirms the terms of his Performance Guaranty dated as of April 3, 2006 (the “Guaranty”), and confirms that the Guaranty is in full force and effect and binding upon him without any defenses, setoffs or counterclaims of any kind whatsoever.

     4. Except as above amended, the Agreement remains in full force and effect and binding upon the Borrower without any defenses, setoffs or counterclaims of any kind whatsoever.
     5. To induce Capital to enter into this Amendment, Borrower and Guarantor (a) acknowledge and agree that no right of offset, defense, counterclaim, claim or objection exists in favor of Borrower and/or Guarantor against Capital arising out of or with respect to the Loan Agreement, the other Loan Documents, the Guaranty, the Obligations, or any other arrangement or relationship between Capital and Borrower and/or Guarantor, and (b) release, acquit, remise and forever discharge Capital and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at taw or in equity and whether known or unknown, which Borrower and Guarantor may have by reason of any manner, cause or things to and including the date of this Amendment with respect to matters arising out of or with respect to the Loan Agreement, the other Loan Documents, the Guaranty, the Obligations, or any other arrangement or relationship between Capital and Borrower and/or Guarantor.
     6. Borrower shall be obligated to pay to Capital an amendment fee of $25,000 which fee shall be waived if the proceeds of the anticipated Private Investment in Public Equity (“PIPE”) in an amount of no less than $10,500,000 is received by Borrower no later than November 19, 2007.
     7. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Very truly yours, CAPITAL TEMPFUNDS Division of Capital Business Credit LLC
By:	/s/ Beverly Fruan
Vice President

Read and Agreed to: COMMAND CENTER, INC.
By:	/s/ Brad E. Herr
Brad E. Herr CFO

Confirmed
/s/ Glenn Welstad
Glenn Welstad, Individually